Exhibit 4.57

Part II Purchase Terms

1.	Investor’s Basic Information

Name: Shanghai Zhengju Information Technology Co., Ltd

Legal Representative: FEI Yongjun

Type of ID: Identification Card

ID Number: 12010419680346391

Address: Building No.3, No.700 Yishan Road, Shanghai, PRC

Post Code: 200233

Telephone Number/facsimile: 021-33979999

2.	Purchase Information

This entity applies to purchase the following asset management product:

Name: Minsheng Royal Asset Management * Minsheng Baoteng

[A]-[2013]-[006]Special Asset Management Project

Serial Number: Second

Details:

2.1 Purchased priority shares

Amount of the purchased shares of the asset management project: six million (6,000,000);

2.2 Price

The price for the purchase is six million (6,000,000) RMB

The priority shares of the Asset Management Project is closed which means that within the prescribed time limit, such shares shall not be withdrew from the project.

2.3 Expiry date of the priority shares of the Asset Management Project:

August 19, 2014

Note: the value date for purchase occurs during the initial distribution period shall be the date when the project is established, and the value day for purchase occurs during the subscription period shall be the open day; the expiry date of the shares shall be the corresponding date when the closed period expires.

2.4 The expected annualized rate of return for the Asset Management Project is 6.8%

3.	Income Account

The following account is designated by the Investor to receive the proceeds distributed by the manager:

Name of the account: Shanghai Zhengju Information Technology Co., Ltd.

Account Number: 0224014170018817

Name of the Bank: China Minsheng Banking, Shanghai Xinan Branch

During the effective term of this Asset Management Project, the account for receiving proceeds shall not be changed except otherwise approved by the manager and custodian

4.	Information on the account for fund-raising

Information on the account used by the manager of the project is as follows:

Name of the account: Minsheng Royal Asset Management Co., Ltd.

Account Number: 01430140000024

Name of the Bank: China Minsheng Banking, Beijing Zhongguancun Western District Branch

5.	Information on the Escrow Account

Information on the Escrow Account used by the Asset Management Project is as follows:

Name of the account: Minsheng Royal Asset Management Minsheng Baoteng A2013006 Special Asset Management Project

Account Number: 600391131

Name of the Bank: China Minsheng Banking, Business Department of Head Office

6.	Various rate

Annual management fee rate of the Asset Management Project: 0.1%;

Annual custody fee rate of the Asset Management Project: 0.1%;

Annual agency receipt and payment fee rate: please refer to the Minsheng Royal Asset Management * Minsheng Baoteng [A]-[2013]-[006] Special Asset Management Project Fund Repeipt and Payment Agreement.

The Risk Statement and Purchase Form is prepared in four counterparts, each of the principal, manager and the custodian shall has one counterpart, the remaining one counterpart shall be recorded with the China Securities Regulatory Commission

(The remainder of this page is intentionally left blank.)

(This is the signature page)

Principal:

Legal representative or authorized representative (signature or seal)

Date

Manager: Minsheng Royal Asset Management Co., Ltd (seal)

Legal representative or authorized representative (signature or seal)

Date

Custodian: China Minsheng Banking Co., Ltd

Legal representative or authorized representative (signature or seal)

Date